UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2010

RAMCO-GERSHENSON PROPERTIES TRUST
(Exact name of registrant as specified in its Charter)

Maryland	1-10093	13-6908486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan	48334
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(248) 350-9900

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective March 1, 2010, Ramco-Gershenson Properties Trust (the “Company”) amended its Change in Control Policy for the benefit of the Trust’s chief executive officer, chief financial officer, executive vice presidents or any senior vice president (the “Covered Officers”).  As of the date hereof, the Covered Officers are: Dennis E. Gershenson, Gregory R. Andrews, Frederick A. Zantello, Thomas W. Litzler, Catherine J. Clark and Michael J. Sullivan.  The Change in Control Policy provides for payment of specified amounts to the Covered Officers if such person’s employment with the Trust or any subsidiary is terminated in specified circumstances following a “change in control”(as defined in the Policy).

The Change in Control Policy contains a double trigger.  First, such Covered Officer’s employment must be terminated (a) by the Trust other than for “cause”( as defined in the Policy) or upon such person’s death or permanent disability or (b) by the Covered Officer for “good reason” (as defined in the Policy).  Second, such termination must occur within one year following a change of control; provided, however, if a Covered Officer’s employment or status as officer with the Trust or any subsidiary is terminated within three months prior to the date on which a change in control occurs and such termination was not for cause or voluntary by such Covered Officer, then the change of control date will be the date immediately prior to the date of such termination (i.e. satisfying the second prong).

If the two-part test is satisfied, the Covered Officer will receive the following amounts no later than the 30th day following the date of termination: the product of (x) for the chief executive officer, 2.99, and for the chief financial officer, an executive vice president or a senior vice president, 2.0, and (y) the base amount under Section 280G of the Internal Revenue Code of 1986, as amended (“Code”).  If the applicable Code provisions are repealed, the base amount will be replaced by the average of the Covered Officer’s annual compensation for both complete and partial calendar years during the five calendar years preceding the calendar year in which the termination occurs (to the extent the person was so employed).  The Change in Control Policy does not contain a tax gross-up benefit.  The amount received under the Change in Control Policy will be reduced to the extent a Covered Officer receives other severance or separation payments from the Trust (excluding the acceleration of vesting of any options, shares or rights under any incentive plans of the Trust).

The Change in Control Policy is effective until one year following the termination of such policy by the Compensation Committee of the Board of Trustees.

The foregoing description is qualified in its entirety by the Change in Control Policy attached as Exhibit 10.1 hereto, which is hereby incorporated by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(c): On March 1, 2010, the Compensation Committee of the Board of the Trustees (the “Committee”) approved the payment to the non-executive Chairman of the Board at an annual rate of $100,000.  Such payment is to be retroactive to the date upon which Stephen Blank was appointed Chairman of the Board.

5.02(c):  On March 2, 2010, the Board of Trustees appointed Gregory R. Andrews, as Secretary of the Company.  Mr. Andrews is currently the Company’s Executive Vice President of Finance.

5.02(e):  On March 1, 2010, the Committee approved the adoption of the 2010 Executive Incentive Plan for the Trust’s chief executive officer (the “CEO”) and chief financial officer (the “CFO”).    Both individuals will participate in a short-term incentive program, the components of which are: 40% funds from operations per share, 30% balance sheet improvement, and the remaining 30% on individual’s strategic goals.  The CEO and the CFO will have target short-term incentive opportunities equal to 100% and 60% of base salary, respectively.

Threshold payout (50% of target incentive), target payout (100% of target incentive) and maximum payout (200% of target incentive) will be determined in by the Committee based on its assessment of the achievement of individual and strategic goals established in advance by the Committee.

The foregoing description is qualified in its entirety by the 2010 Executive Incentive Plan attached as Exhibit 10.2 hereto, which is hereby incorporated by reference

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits.

	10.1	Change in Control Policy, dated March 1, 2010.

	10.2	2010 Executive Incentive Plan, dated March 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMCO-GERSHENSON PROPERTIES TRUST

Date:	March 3, 2010	By: /s/ Dennis Gershenson
Dennis Gershenson
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Change in Control Policy, dated March 1, 2010.

10.2	2010 Executive Incentive Plan, dated March 1, 2010.

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